Exhibit 99.1

January 10, 2022

REMARKS OF THE CHIEF EXECUTIVE OFFICER OF CRYOMASS TECHNOLOGIES INC, MR. CHRISTIAN NOËL, AT THE ANNUAL MEETING OF STOCKHOLDERS

Good day, everyone and thank you for joining us for CryoMass Technologies 1st annual meeting of stockholders. We all have much to be excited about. We are now approaching the Beta testing of our first, fully functional and user-ready machine for the high-efficiency processing of harvested hemp and cannabis plants. We don’t expect the device to represent just a marginal improvement on traditional practices. Instead, we expect the device to deliver cost savings and product enhancements that could fundamentally change the way the hemp and cannabis industries operate. A key objective of the Beta testing is to gather the data that will allow us to measure those cost savings and product enhancements more precisely and reliably. Updates will be provided over the next several months of Beta testing.

As mentioned before, the technology we are developing for hemp and cannabis may have profitable application for other high-value plants species. We eventually intend to find out.

In the near future, we plan to invite you to a shareholder event at which we will share what we’ve learned and provide more details on our progress.

CryoMass Technologies Inc ● 1001 Bannock Street, Suite 612 ● Denver, CO 80204 ● Phone: (303) 416-7208